EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Globus Medical, Inc.:

We consent to the incorporation by reference in the Registration Statement (Nos. 333-184196 and 333-198698) on Form S-8 of Globus Medical, Inc. of our report dated February 26, 2015, with respect to the consolidated statements of income, comprehensive income, equity and cash flows of Globus Medical, Inc. for the year ended December 31, 2014, and the related financial statement schedule for the year ended December 31, 2014, which report appears in the December 31, 2016 Annual Report on Form 10-K of Globus Medical, Inc.

/s/ KPMG LLP

Philadelphia, Pennsylvania
March 16, 2017